Exhibit 99.8
                                                                    ------------


                          CONSENT AND WAIVER AGREEMENT
                          ----------------------------


     AGREEMENT made as of the 19th day of June, 2001 by and among New World Coffee-Manhattan Bagel, Inc., a Delaware corporation (the "Company"), with an office at 246 Industrial Way West, Eatontown, NJ 07724, Halpern Denny III, L.P., 500 Boylston Street, Suite 1880, Boston, MA 02116 ("Halpern Denny"), Brookwood New World Investors, L.L.C., 55 Tower Road, Beverly, MA 01915 ("Brookwood"), BET Associates, L.P., 3103 Philmont Avenue, Huntingdon Valley, PA 19006 ("BET"); Greenlight Capital, L.P., Greenlight Capital Qualified, L.P. and Greenlight Capital Offshore, Ltd., c/o Greenlight Capital, 420 Lexington Avenue, Suite 1740, New York, N.Y. 10107 ("Greenlight") and Special Situations Private Equity Fund, L.P., Special Situations Cayman Fund, Ltd. and Special Situations Fund III, L.P., 153 East 53rd Street, New York, NY 10022 ("Special Situations").


                                    RECITALS
                                    --------

     New World has sold, or agreed to sell, shares of Series F preferred stock (the "Series F Preferred Stock") to Halpern Denny, Brookwood, BET, Greenlight and Special Situations (collectively, "the Series F Holders"). The Series F Preferred Stock is currently described in a Second Amended Certificate of Designation, Preferences and Rights of Series F Preferred stock dated June 15, 2001, which is being filed with the Secretary of State of Delaware (the " Second Amended Certificate").

     The Company proposes to enter into an indenture concerning the issuance and sale of $140 million of senior secured notes (the "Senior Notes") and to obtain a loan (the "Asset Based Loan") secured by the Einstein/Noah Bagel Corp. Debentures held by it and its affiliate New World Greenlight, LLC. As a condition to the sale of the Senior Notes and the making of the Asset Based Loan, the parties purchasing the Senior Notes and making the Asset Based Loan have required, among other matters, that the Company and the Series F Holders enter into this Consent and Waiver Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:


          1. Dividends. Any provision of the Amended Certificate to the contrary notwithstanding, no dividends shall be paid on the Series F Preferred Stock other than in additional shares of Series of F Preferred Stock.

          2. Mandatory Redemption. Notwithstanding the provisions of Section 3(b) of the Amended Certificate entitled "Mandatory Redemption", the Series F Preferred Stock shall be redeemable on the later of (a) January 18, 2004, or June 30, 2004, as the case may be and (b) the maturity date of any notes ("Refinancing Senior Notes") the proceeds of which are used to repay the outstanding Senior
                                       2

     Notes, provided that the Indenture for the Refinancing Senior Notes includes substantially the language set forth on Exhibit A hereto. The Company agrees to use any cash available (other than cash required for current operations pursuant to an operating plan approved by the Board of Directors, including the designees of the Series F Holders) to redeem the Series F Preferred Stock as permitted by the terms set forth in Exhibit A, including, without limitation, clause (c) of the exceptions to the definition of Restricted Payments and the "basket" for payments set forth in clause (viii).

          3. Protective Rights. Notwithstanding any provision of Section 4 of the Amended Certificate, the Series F Holders hereby waive any objection or restriction which might be imposed thereunder in connection with (a) the purchase by the Company of substantially all of the assets of Einstein/Noah Bagel Corp.; (b) the sale of the Senior Notes, including the granting of liens on substantially all of the assets of the Company and its subsidiaries and including the creation of a revolving line of credit contemplated by the indenture under which the Senior Notes are to be sold, and the Refinancing Senior Notes (provided that the terms of such Refinancing Senior Notes are consistent with the terms hereof), (c) the use of the 7.25% subordinated convertible debentures due June 2004 of Einstein/Noah Bagel Corp. as security for a $35 million Asset Based Loan to a subsidiary of the Company, the proceeds of which are to be used in connection with the acquisition of substantially all of the assets of Einstein/Noah Bagel Corp. and (d) the issuance of the preferred stock (the "Contingent Preferred Stock"), if any, upon the election of the holders of Newco Notes (as defined in the Company's Offering Circular dated as of June 15, 2001), provided that the preferred stock is issued under substantially the same terms as described in such Offering Circular.

          4. Warrants. Reference is made to certain warrants sold or to be sold by the Company to the Series F Holders in conjunction with the sale of the Series F Preferred Stock (the "Warrants"). Each of the Warrants is hereby amended by deleting therefrom the provisions of Section (f) ANTI-DILUTION AND ADJUSTMENT PROVISIONS-, Subsection (3); provided, however, that the foregoing shall not prohibit the Series F Holders from receiving the adjustments to the Warrants afforded to them on June 30, 2002 and thereafter pursuant to the terms of the letter agreement, dated as of June 19, 2001, among the Company, Halpern Denny, BET and Brookwood.

          5. Other Agreements. Insofar as any of the provisions described above are included in any one or more agreements between the Company and the Series F Holders, such provisions shall likewise be waived or consented to, as the case may be.

          6. Preemptive Rights, Etc. Each of Halpern Denny, BET and Brookwood hereby (a) waive any preemptive rights which it may possess concerning (i) the sale of 21,000 shares of Series F Preferred Stock and Warrants to Halpern Denny, Greenlight and Special Situations, (ii) the sale of the Senior Notes, (iii) the sale of the Refinancing Senior Notes, (iv) the sale of the $35,000,000 Secured Increasing Rate Notes issued on June 19, 2001, and (v) the issuance of the Contingent Preferred Stock, if any; (b) consent to the issuance of the 21,000 shares of Series F Preferred Stock to Halpern Denny, Greenlight and Special Situations; and (c) consent to the taking of all necessary actions by the Company to increase the number of authorized shares of Series F Preferred Stock to One Hundred Sixteen Thousand (116,000) shares.

          7. Lock Up. The Series F Holders shall have entered into a written agreement with Jefferies & Company, Inc. in the form of Exhibit B hereto (each such agreement, a "Lock-up Agreement"), and executed originals of each Lock-up Agreement shall be delivered to Jefferies & Company., Inc.

          8. Non-Exercise of Warrants. Until such time as the the Certificate of Incorporation of the Company is amended to increase the authorized common stock to an amount sufficient to permit the exercise of all then outstanding options and warrants, the Series F Holders shall not exercise any of the warrants issued to them in conjunction with their purchase of Series F Preferred Stock. The Company shall effect such amendment of the Certificate of Incorporation of the Company on or prior to the earlier of October 17, 2001 and a Change of Control Event (as defined in the Second Amended Certificate of Designation). At any time on or after October 17, 2001, even if such amendment has not been effected, the Series F Holders shall be permitted to exercise their warrants, provided that upon such exercise there is a sufficient number of shares of Common Stock authorized to permit the exercise of the warrants issued in connection with the Senior Notes. In the event that the Series F Holders are permitted to exercise some, but not all, of the warrants issued to them due to the restrictions contained herein, then the Series F Holders who received warrants on or before March 31, 2001 shall have the right to exercise their warrants prior to the Series F Holders who received warrants after March 31, 2001.

          9. Condition. This Agreement shall become effective as of the date hereof and shall continue in effect thereafter, except that if Company fails to purchase the assets of Einstein/Noah Bagel Corp. as contemplated by an Asset Purchase Agreement dated May 14, 2001, as to which affiliates of the Company were the high bidders, or such acquisition is consummated without the sale of the Senior Notes, this Agreement shall terminate and be of no force or effect whatsoever.

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


         IN WITNESS WHEREOF, the parties have executed this agreement as of the date first above written.

                                   NEW WORLD COFFEE-MANHATTAN
                                   BAGEL   , INC.


                                   By:
                                      --------------------------------



                                   HALPERN DENNY III, L.P.


                                   By:
                                      --------------------------------


                                   BROOKWOOD NEW WORLD
                                   INVESTORS L.L.C.


                                   By:
                                      --------------------------------


                                   BET ASSOCIATES, L.P.


                                   By:
                                      --------------------------------


                                  GREENLIGHT CAPITAL, L.P.


                                  By:
                                      --------------------------------


                                  GREENLIGHT CAPITAL QUALIFIED, L.P.


                                  By:
                                     --------------------------------


                                  GREENLIGHT CAPITAL OFFSHORE, LTD.

                                  By:
                                     --------------------------------


                                  SPECIAL SITUATIONS PRIVATE EQUITY FUND, L.P.


                                  By:
                                     --------------------------------


                                  SPECIAL SITUATIONS CAYMAN FUND, L.P.


                                  By:
                                     --------------------------------


                                  SPECIAL SITUATIONS FUND III, L.P.


                                  By:
                                     --------------------------------

                                    Exhibit A


     Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Company's or any of its Subsidiaries' Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Wholly-Owned Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Subsidiary or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly-Owned Subsidiary of the Company); (iii) voluntarily purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is pari passu with or subordinated to the Notes; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments") unless, at the time of such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof,

          (b) immediately after giving effect to such transaction, on a pro forma basis as if such transaction had occurred at the beginning of the applicable four-quarter period, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to debt incurrence test; and

          (c) the amount of such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Subsidiaries after the date of the Indenture, is less than the sum of (x) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, 100% of such deficit), plus (y) 100% of the aggregate net cash proceeds received by the Company from the issuance or sale of Equity Interests of the Company (other than Equity Interests sold to a Subsidiary of the Company and other than Disqualified Stock) since the date of the Indenture, plus (z) 100% of the Net Cash Proceeds received by the Company from the issuance or sale, other than to a Subsidiary of the Company, of any debt security of the Company that has been converted into Equity Interests of the Company (other than Disqualified Stock) since the date of the Indenture. For purposes of this clause (c) the amount of any Restricted Payment paid in property other than cash shall be the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company.

     If no Default or Event of Default shall have occurred and be continuing, the foregoing provisions will not prohibit: (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement or other acquisition of any Indebtedness or Equity Interests of the Company in
exchange for, or solely out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); (iii) the redemption, repurchase or payoff of Purchase Money Obligations; (iv) the redemption, repurchase or payoff of any Indebtedness with proceeds of any Refinancing Indebtedness permitted to be incurred under "Certain Covenants" Incurrence of Indebtedness and Issuance of Preferred Stock"; (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any officer or employee of the Company or its Subsidiaries; provided, however, that the aggregate amount of all such repurchases, redemptions and other acquisitions and retirements under this clause (v) on or after the date of the Indenture shall not exceed $1 million; (vi) the purchase, redemption, defeasance or other acquisition or retirement of Warrants required by the terms of the Warrant Agreement described below under "Description of Warrants" Repurchase"; and (vii) payments or distributions to dissenting stockholders required by applicable law pursuant to or in connection with a consolidation, merger or Asset Sale that complies with all applicable provisions of the Indenture and (viii) other Restricted Payments not to exceed $10 million in the aggregate since the Issue Date.

     For purposes of paragraph (c), Consolidated Net Income shall exclude the amortization of goodwill and will include gains from asset sales.





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                                       2

                                    Exhibit B

June 19, 2001


Jefferies & Company, Inc.
11100 Santa Monica Boulevard
10th Floor
Los Angeles, California 90025

Ladies and Gentlemen:

     The undersigned, as holder of securities of New World Coffee-Manhattan Bagel, Inc., a Delaware corporation (the "Company"), irrevocably agrees not to, directly or indirectly, without the prior written approval of Jefferies & Company, Inc. (the "Initial Purchaser"), not to be unreasonably withheld, (i) offer, sell or otherwise dispose of any shares of the Company's common stock, par value $.001 per share (the "Common Stock") or enter into any transaction or device that is designed to, or could be expected to, result in the disposition of any share of Common Stock or (ii) sell or grant options, rights or warrants with respect to any shares of Common Stock or any other securities convertible into or exchangeable for Common Stock (collectively, hereinafter, the "Securities") (except with respect to any bona fide third party tender offer open to all holders of Securities) that the undersigned may, directly or indirectly, own for a period of one-hundred and eighty (180) days following the Closing Date (as defined in that certain Purchase Agreement, dated as of June 15, 2001, between the Company and the Initial Purchaser pursuant to which the Company is issuing and selling (the "Private Placement") to the Initial Purchaser 125,000 units each consisting of (i) $1,000 principal amount of Senior Secured Increasing Rate Notes due 2003 and (ii) Warrants to purchase shares of Common Stock.

     The undersigned understands that the Initial Purchaser and the Company will rely upon the representations set forth in this letter agreement in proceeding with the Private Placement. The undersigned understands that this letter agreement is irrevocable and shall be binding on the undersigned and the undersigned's successors, heirs, personal representatives and the Company's transfer agent against the transfer of Securities held by the undersigned except in compliance with this letter agreement.

     By:
        ----------------------------
        Name:
        Title: